Exhibit 99.1

FINAL – FOR IMMEDIATE RELEASE
CONTACTS:
Mary Ellen Keating	Andy Milevoj
Senior Vice President	Vice President
Corporate Communications	Investor Relations
Barnes & Noble, Inc.	Barnes & Noble, Inc.
(212) 633-3323	(212) 633-3489
mkeating@bn.com	amilevoj@bn.com

Barnes & Noble Names Ronald Boire Chief Executive Officer
Michael P. Huseby To Become Executive Chairman of Barnes & Noble Education
Jaime Carey Promoted to Chief Operating Officer
New York, New York – July 2, 2015 – Barnes & Noble, Inc. (NYSE: BKS), the nation’s largest retail bookseller, today announced that Ronald Boire has been named Chief Executive Officer of Barnes & Noble’s Retail business, effective  September 8, 2015. Mr. Boire is currently President and Chief Executive Officer and a member of the Board of Directors of Sears Canada (SCC.TO, SRSC).
Prior to serving as President & Chief Executive Officer of Sears Canada, Inc., Mr. Boire had a broad range of experience in retail and technology. He held the position of Executive Vice President, Chief Merchandising Officer and President, Sears and Kmart Formats at Sears Holdings (SHLD). Mr. Boire also served in other executive positions including President and CEO at Brookstone, Inc., where he lead a turnaround of Brookstone’s performance through improved operations, product development and marketing. While at Toys “R” Us he served as President, North America from 2006 through 2009.
Mr. Boire has extensive experience in consumer electronics where he has been involved in some of the most important product launches over the past 25 years. He was executive vice president, global merchandise manager for Best Buy (BBY), responsible for managing Best Buy’s $30 billion U.S. Business Teams, global technology and vendor management, global sourcing and private label development. Before working at Best Buy, Mr. Boire served in a variety of increasingly senior roles during a 17-year career at Sony Electronics Inc., including president of Sony’s Personal Mobile Products Company where he was responsible for Sony’s Audio and Mobile Electronics products in the U.S. and president of the Consumer Sales Company responsible for sales and distribution in the U.S. Mr. Boire currently serves as a Director of the Retail Council of Canada and was previously a Director of the Retail Industry Leaders Association. Mr. Boire has dual MBAs from Columbia Business School and London Business School.
“I believe Ron’s extensive experience throughout all facets of the retail industry, combined with his leadership ability and proven track record, make him an ideal chief executive for Barnes & Noble,” said Leonard Riggio, Chairman of Barnes & Noble, Inc.
As previously announced, the Company plans to separate its College and Retail businesses into two public companies. Once the spinoff of Barnes & Noble Education is completed, which is expected to occur by the end of August, Mr. Boire will become the Chief Executive Officer of Barnes & Noble, Inc., which will include the Retail and NOOK® units. It is also expected that Mr. Boire will join the Barnes & Noble Board of Directors. Michael P. Huseby, who currently serves as Chief Executive Officer of Barnes & Noble, Inc. and member of its Board of Directors, will remain in those positions until the effective date of the split at which point he will become Executive Chairman of Barnes & Noble Education, which will have a separate Board of Directors.

Mr. Riggio said: “Mike Huseby has done a superb job since he joined the Company in 2012.  Under his leadership we have improved the performance of all of our business segments and he has helped put the Company in a position to separate the College and Retail businesses. Mike will now bring his  financial and strategic leadership to  Barnes & Noble Education business.”
Mr. Huseby joined Barnes & Noble in March 2012 having served as Chief Financial Officer, President of Barnes & Noble Inc., and Chief Executive Officer of NOOK Digital, LLC.  He was appointed Chief Executive Officer for Barnes & Noble, Inc., in January 2014, and was elected to the Board of Directors.  Mr. Huseby has a distinguished career in the media communications industry having served as Executive Vice President and Chief Financial Officer of Cablevision Systems, Corporation and Executive Vice President and Chief Financial Officer of Charter Communications, Inc.
The Company also announced that Jaime Carey, Chief Merchandising Officer, has been promoted to Chief Operating Officer, effective immediately.
Mr. Riggio added: “Jaime Carey has done an outstanding job serving as the Company’s Chief Merchandising Officer. He has put together a great team of buyers and merchants who have improved our  sales performance and increased gross margins, as well. In his newly expanded role Jaime will work closely with Ron on all aspects of Company operations and be responsible for merchandising, marketing, e-Commerce, NOOK and proprietary publishing.”
Mr. Carey joined Barnes & Noble in May 2003 as Director of Newsstand, and was promoted to Vice President. Under his leadership, the Company dramatically increased magazine sales, consolidating its position as one of the top magazine retailers in the U.S. In May 2008, Mr. Carey was named Chief Merchandising Officer and has been responsible for the merchandise buying of all departments, including Book, Music, DVD, Magazine and Gift.  He is a 1982 graduate of Fordham University, where he earned a Bachelor’s degree in English Literature.
Herbert Mines Associates New York conducted the executive search for the new CEO of Barnes & Noble.
About Barnes & Noble, Inc.
 Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The Company operates 649 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 717 bookstores serving over five million students and faculty members at colleges and universities across the United States.
General information on Barnes & Noble, Inc. can be obtained by visiting the Company’s corporate website: www.barnesandnobleinc.com.

Barnes & Noble®, Barnes & Noble Booksellers® and Barnes & Noble.com® are trademarks of Barnes & Noble, Inc. or its affiliates.
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